Exhibit 10.5

                     INTELLECTUAL PROPERTY LICENSE AGREEMENT

         License Agreement (this "Agreement"), when executed by both parties, is effective as of the 23rd day of June, 2008, by and between Dolphin Entertainment, Inc., a Florida corporation with an office at 804 Douglas Boulevard, Executive Tower Building, Suite 365, Miami, FL 33134 ("Dolphin"), and Dolphin Digital Media, Inc., a Delaware corporation, with an office at 804 Douglas Boulevard, Executive Tower Building, Suite 365, Miami, FL 33134 ("Licensee") (each sometimes referred to herein as a "Party" or collectively as the "Parties").

                                    RECITALS
                                    --------

1. Dolphin has distribution rights in and to, without limitation, the names, characters, stories, storylines, plots, dialogue, incidents, episodes, language, artwork, symbols, logos, designs, depictions, likenesses, formats, poses, concepts, themes, and graphic photographic, video, and other visual and audio representations of, relating to and associated with the Productions identified in Schedule A hereto and incorporated herein by reference (which distribution rights to such names, characters, etc., and/or each of the individual components thereof shall hereinafter be referred to as the "Property"), said Property being known and recognized by the general public and associated in the public mind with Dolphin.

2. Licensee desires to utilize the Property in the manner hereinafter described and Dolphin desires to grant to Licensee a license to use the Property in such manner subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby mutually acknowledged, the Parties agree as follows.

1.   GRANT OF LICENSE

a. Licensed Activity. Upon the terms and conditions and with the limitations and exceptions hereinafter set forth, Dolphin hereby grants to Licensee and Licensee hereby accepts the exclusive world-wide license and right to utilize the Property but solely upon and in connection with (i) the creation, promotion and operation of the Internet social networking websites identified on Schedule B hereto, as may be amended from time to time (the "DDM Websites"), incorporated herein by reference; and (ii) the sale and distribution of subscription services and other products and/or services (the "Related Products and Services") related to the DDM Websites (collectively, together with the DDM Websites, the "Licensed Activities").

b. Term. The license hereby granted shall commence as of the date hereof (the "Commencement Date") and shall terminate automatically on June 30, 2018, or on the expiration of any renewal as provided herein (the "Termination Date"), unless sooner terminated in accordance with the provisions hereof. In the event Licensee commences any activities in connection with the Property prior to the Commencement Date, all provisions of this Agreement for the benefit and protection of Dolphin shall apply in full to such activities.

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2.   RESERVATION OF RIGHTS

         Dolphin hereby reserves all rights in the Property not herein specifically granted to Licensee, including, without limitation, (i) all non-Internet based distribution and broadcast rights of any kind, such as television, radio, motion picture, filmstrip, sound and/or visual recording or transmission device or media or anything similar to the foregoing now known or hereafter developed, (ii) all rights relating to presentation and sale at commercial venues presenting a live appearance and/or stage show based upon the Property; and (iii) all merchandising, products and services related to Dolphin's exercise of its reserved rights. As between the Parties, such reserved rights are the sole and exclusive property of, and may be used or exercised solely by, Dolphin. Any use or license by Dolphin of such reserved rights, in any manner whatsoever, shall not be deemed unfair competition with, interference with, breach of or infringement of any of Licensee's rights hereunder. It is also understood that Dolphin is not required to itself continue the production of the Property or any part thereof.

3.   ROYALTIES, PAYMENTS, REPORTS AND RECORDS

a. Assumption of Obligations. Licensee agrees to assume all of the obligations of Dolphin pursuant to that certain Social Network Platform License Agreement dated as of May 28, 2008, by and between Dolphin and Logica Holdings, Inc.

b. Executive Production Commitment. Licensee agrees to act as an executive producer for future Dolphin live-action television and film productions on such reasonable terms and conditions as may be agreed by the Parties in a writing separate from this Agreement.

c. Royalties. Licensee agrees to pay Dolphin royalties at a Royalty Rate of fifteen percent (15%). Royalties shall be calculated by applying the Royalty Rate to Licensee's Net Sales (as herein defined). Net Sales shall mean the number of units sold by Licensee arising from the performance of the Licensed Activities multiplied by Licensee's established prices as published on the DDM Websites or other official Licensee pricing publication in force at the time of sale. No set-offs, third-party royalties, or deductions of any kind may be taken in the determination of Net Sales or the royalties due to Dolphin hereunder. Royalties as specified herein shall become due on the last day of each calendar quarter for all Net Sales accruing in that calendar quarter and shall be paid not later than thirty (30) days thereafter, accompanied by the Royalty Report (defined below) required herein.

d. Currency and Taxes. All payments to Dolphin shall be made in United States Dollars. All taxes, levies, charges or duties imposed on license rights, artwork or similar material, or payments therefor, shall be paid by Licensee and no deductions for such taxes, levies, charges or duties shall be made from amounts owed Dolphin hereunder, it being the intent hereof that all royalties payable to Dolphin be free and clear of any taxes, levies, charges or duties of any kind whatsoever.

e. Royalty Reports. For each calendar quarter, commencing with the end of the calendar quarter following the Commencement Date of this license and continuing until a final certification of wind-up is delivered, Licensee shall furnish Dolphin with a detailed Royalty Report certified to be accurate by an authorized officer of Licensee, showing all information


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     called for by the statement form annexed hereto as Schedule C hereto, incorporated herein by reference, for each of the Licensed Activities. Each such Royalty Report shall be furnished to Dolphin at the address first set forth above, within thirty (30) days of the end of each calendar quarter and shall be accompanied by payment to Dolphin of any and all monies due Dolphin. Such Royalty Report shall be furnished to Dolphin whether or not there are any Net Sales during the preceding calendar quarter, and whether or not any monies are then due Dolphin. The failure or refusal of Licensee to timely furnish any such Royalty Report or payment shall be deemed a substantial and material breach of this Agreement and shall entitle Dolphin to terminate this license as set forth herein. The receipt or acceptance by Dolphin of any of the Royalty Reports furnished pursuant to this Agreement or of any payments made hereunder (or the cashing of any checks paid hereunder) shall not preclude Dolphin from questioning its accuracy at any time, and in the event that any inconsistencies or mistakes are discovered in such Royalty Reports or payments, they shall immediately be rectified and the appropriate payment made by Licensee, together with interest on any overdue payments at the rate specified in Section 13.

f. Records. Licensee shall maintain at its expense, detailed, accurate, full and complete records and books of account covering all transactions by it relating to this Agreement, and Dolphin and its duly authorized representatives shall have the right, at least twice during each calendar year during normal business hours, to examine and/or audit such records and books of account and all other documents and materials in the possession or under the control of Licensee relating or pertaining to the subject matter or provisions of this Agreement and to make copies and/or extracts therefrom. In the event that Dolphin's duly authorized representatives shall discover a deficiency for any accounting period of five percent (5%) or more by any such examination and/or audit, Licensee shall pay to Dolphin the cost of such examination and/or audit. Licensee shall keep all such books of account and records available to Dolphin for at least two (2) years after the termination or expiration of this license. If Licensee fails to keep and disclose such records, Dolphin shall have the right to estimate, and have payment for, such additional royalty as may be indicated owing by such trade information as may be available.

4.   DOLPHIN'S TITLE AND GOODWILL

a. General. Licensee acknowledges that, as between the Parties, Dolphin is the owner of all right, title and interest in and to the Property, and further acknowledges the great value of the goodwill associated with the Property and that the Property has acquired secondary meaning in the mind of the public and that the trademarks and copyrights included in the Property, and the registrations therefor, are valid and subsisting, and further agrees that it shall not during the Term of this license or at any time thereafter dispute or contest directly or indirectly, or do or cause to be done any act which in any way contests, impairs or tends to impair Dolphin's exclusive rights and title to the Property, or the validity thereof or the validity of this Agreement, and shall not assist others in so doing.

b. Representations of Ownership, etc. Licensee shall not in any manner represent that it has any ownership in the Property, or in any properties owned by Dolphin which are not licensed hereunder, or in any trademarks or copyrights included in the Property (or registrations therefor), but may,


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     only during the Term of this license, and only if Licensee has complied with all laws and registration requirements within the Territory for so doing, represent that it is a "licensee" or "official licensee" hereunder. Licensee shall not register or attempt to register any copyright or trademark in the Property, or in any properties owned by Dolphin that are not licensed hereunder, in its own name or that of any third party, nor shall it assist any third party in doing so.

c. Use for Benefit of Dolphin. Licensee agrees that any and all uses and sales by Licensee of the Property under this Agreement shall inure to benefit of Dolphin and that neither such uses or sales nor anything contained in this Agreement shall give or assign Licensee or any other person or entity any right, title or interest in the Property, or in any properties owned by Dolphin which are not licensed hereunder, except the right to use the Property specifically in accordance with the provisions of this Agreement.

5.   PROTECTION OF RIGHTS-INCLUDING COPYRIGHTS AND TRADEMARKS

a. General. Licensee shall cooperate fully and in good faith with Dolphin for the purpose of Dolphin's securing and preserving Dolphin's (or any grantor of Dolphin's) rights in and to the Property. Upon creation of the DDM Websites and/or Related Products and Services embodying the Property, Licensee shall be deemed to have automatically assigned to Dolphin all copyrights in the Property (and all adaptations, derivative works, compilations, modifications, translations and versions thereof) embodied in the DDM Websites and Related Products and Services. In addition, Licensee shall execute any instruments requested by Dolphin to accomplish or confirm the foregoing and hereby irrevocably appoints Dolphin as its attorney-in-fact to execute such instruments if Licensee does not do so. Any such assignment shall be without other consideration than the mutual covenants and considerations of this Agreement.

b. Trademarks. Licensee acknowledges and agrees that, as between the Parties, the names, characters, symbols, designs, logos, likenesses, and visual and video representations, among other things, comprising the Property are owned by Dolphin, and that it shall cause to appear on everything which uses, bears or displays the Property or any part thereof, including the DDM Webites and Related Products and Services, and the advertising, promotional, packaging and display material therefor, a notice proclaiming and identifying the relevant portions of the Property appearing therein as properties of Dolphin, as, for example, by labeling each name and character likeness with the notice "[Name(s) of character(s)] and the distinctive likeness(es) thereof are Trademarks of Dolphin Entertainment, Inc. and are used with permission" or otherwise as Dolphin may deem appropriate.

c. Notice of Supervision. The DDM Website and all Related Products and Services, and all advertising, promotional, packaging and display material therefor shall also bear the notice of supervision specified in the preceding paragraph (or an equivalent if given prior written approval by Dolphin) in order to notify the public that Dolphin's standards are maintained.

d. Reference to Source. It is agreed that all trademarks and other references used by Licensee in connection with the DDM Websites and Related Products and Services which might suggest that they are indicias of source, shall, with all of the goodwill relating thereto, inure to the benefit of and be the sole property of Dolphin, except only that Licensee may use a house


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     mark upon the DDM Websites and Related Products and Services without being deemed to have assigned it to Dolphin, provided it fairly appears only as Licensee's house mark.

e. Confusing Use. Licensee shall not use, and shall use its best efforts to keep others from using, the Property in any manner likely to cause confusion or doubt in the mind of the public as to the ownership and control thereof or in any manner that does not make clear that, as between the Parties, as between the Parties the Property is owned and controlled exclusively by Dolphin. In addition, Licensee shall not use or co-mingle with the Property, and shall use its best efforts to keep others from using or co-mingling with the Property, any other trademarks, characters or properties, whether owned by Licensee or another, so as to suggest that such other trademarks, etc. may have been created or may be owned, controlled, licensed or approved by Dolphin or that they are in any way related to the Property or Dolphin.

f. Registration. Licensee agrees to fully cooperate with and assist Dolphin in the prosecution of any copyright, trademark or service mark applications concerning the Property that Dolphin may desire to file, and for that purpose, Licensee shall, upon request, supply to Dolphin enough samples of the related material(s) as may be required in connection with any such application. Furthermore, Licensee shall execute any instrument Dolphin shall reasonably deem necessary or desirable to record or cancel Licensee as a registered user of the trademarks of Dolphin included in the Property, it being understood and agreed that Licensee's right to use the Property and the trademarks included therein in any country for which the filing of a registered user application is required, or is requested by Dolphin, shall commence only upon the filing of such registered user application, but shall continue only so long as this license remains in effect.

g. Customer Complaints. Licensee shall, in connection with its duty to use the Property so as to promote the continuing goodwill thereof, give immediate attention and take necessary action to satisfy all legitimate customer complaints brought against Licensee in connection with the DDM Websites and Related Products and Services using the Property. Licensee shall give Dolphin immediate notice of all complaints that might affect the good standing of the Property or the reputation of Dolphin and also of all complaints that might result in legal action between Dolphin and any third party, and cooperate with Dolphin upon request to achieve as good a reputation and press for the Property as possible.

h. Copyright Notice. It is a condition of this license that prior to public distribution, Licensee shall cause to appear the following copyright notice on all DDM Websites and Related Products and Services, including tags, labels and the advertising, promotional, packaging and display materials therefore: "Copyright (c) [year of first publication of Dolphin material by Licensee, in Arabic numerals] Dolphin Entertainment, Inc. All Rights Reserved." or otherwise as Dolphin may instruct in writing or approve upon request.

i. Secure Copyrights, etc. Dolphin may secure, in its name (or the name of another, including Licensee, if desired by Dolphin), to the fullest extent possible, the copyrights in the Property and the registrations, renewals and extensions thereof, embodied in the DDM Websites and Related Products and Services, including all adaptations, translations, modifications and versions of the property.


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j.   Claims by Licensee. Licensee shall not commence any court or administrative action against Dolphin or against any other licensee of Dolphin under the Property without giving Dolphin thirty (30) days prior written notice and an opportunity by Dolphin and/or such licensee to cure or correct the matter giving rise to the proposed action during said thirty (30) day period. In the event of any such action, Licensee shall give Dolphin at least fifteen (15) days prior written notice before seeking any interim injunctive relief or restraining order.

6.   QUALITY OF MERCHANDISE AND SERVICES; LICENSEE NAME ON LICENSED ARTICLES

a. Licensee agrees that the DDM Websites and all Related Products and Services shall be of a high standard and of such style, appearance and quality as shall, in the judgment of Dolphin, be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of the Property and the goodwill pertaining thereto; that any Related Products and Services shall be manufactured, packaged, sold, distributed, advertised and serviced in accordance with all applicable laws; that the policy of sale, distribution and/or exploitation by Licensee shall be of equivalent high standard and style; and that the same shall in no manner reflect adversely upon the Property or Dolphin. Licensee further agrees that all rights granted herein shall be exploited and exercised so as not to interfere with, detract from, or alter the concepts used by Dolphin or known to the public and that Licensee shall use its best efforts to preserve the concepts therein. Accordingly, Licensee further specifically covenants and agrees to keep Dolphin informed of its plans for use of the Property, and to consult Dolphin as the DDM Websites and Related Products and Services are being developed and prepared, so that there will be full opportunity for Dolphin to deter Licensee from any use that would alter the successful concepts associated with the Property, including any new concepts Dolphin develops for the Property. Licensee will consult with Dolphin at every stage in designing the DDM Websites and Related Products and Services regarding the utilization of the Property and shall work with Dolphin to obtain Dolphin's creative input concerning the use of the Property and the overall look and direction of the DDM Websites and Related Products and Services. In connection therewith, Licensee shall be faithful in the portrayal of the Dolphin's characters to the basic conceptualization of the characters and the Property as well as Dolphin's most current style guide for such characters, if any. To this end, before the first display of any kind of the DDM Websites and Related Products and Services, Licensee shall submit to Dolphin for written approval, all rough designs, mock-ups, concepts and/or prototypes of each item, class, part or category of item and/or with respect to any Property. Any item submitted to Dolphin shall be deemed disapproved unless the same shall be approved in writing within twenty (20) days of receipt of the item. Licensee shall have ten (10) business days from receipt of Dolphin's disapproval (or approval subject to modifications) of any submission, to make such modifications as Dolphin may request and to re-submit the so revised material to Dolphin for its written approval. If Licensee fails to submit the modified materials for approval within said ten (10) business day period on three occasions, notwithstanding anything to the contrary contained in this Agreement, Dolphin shall have the right to terminate this Agreement upon written notice with no cure period being required. Except as otherwise provided herein, Licensee's failure to comply with any of the provisions of this section shall be deemed a substantial and material breach of this Agreement and shall entitle Dolphin to terminate this license as set forth herein.


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b.   Revocation of Approval. In the event that the quality, appearance or style of any DDM Website and Related Product and Service previously approved by Dolphin ceases to be acceptable to Dolphin ("Appearance Default") because such DDM Website and/or Related Product and Service is materially changed without Dolphin's prior approval, which such approval shall not be unreasonably withheld, Dolphin shall have the right, in its sole discretion to withdraw its approval and to require that Licensee redesign such DDM Website or Related Product or Service consistent with the intent of the Parties at the time when Dolphin earlier provided its consent required hereunder. In the event of such withdrawal, Licensee shall have five (5) business days to cure ("Cure Period") such Appearance Default, however, if it is not cured during the Cure Period, Licensee shall immediately following expiration of the Cure Period cease the production and offering of the previously approved DDM Website or related product or service, subject to a four (4) month sell-off period for any manufactured products.

c. The Dolphin logo (or such other logo as Dolphin designates) and Licensee's name, trade name (or a trademark of Licensee which Licensee has advised Dolphin in writing that it is using) shall appear on permanently affixed labeling on each item of Related Products and Services and, if said items are sold to the public in packaging or a container, printed on such packaging or a container so that the public can identify the supplier of the items. On soft goods, "permanently affixed" shall mean sewn on. On hard goods, "permanently affixed" shall mean molded into the product. On packaging, "permanently affixed" shall mean printed on the package. Licensee shall advise Dolphin in writing of all trade names or trademarks it is using on such items being sold under this license if such names or marks differ from Licensee's corporate name as indicated herein.

7.   INDEMNIFICATION, LITIGATION AND INSURANCE

a. In its use of the Property, or any element or portion thereof, under this Agreement, Licensee shall exercise reasonable care, and shall cooperate fully with Dolphin, to avoid infringing any rights found to be owned by others. Upon learning of the existence or possible existence of rights held by others, which may be infringed by the use of any element or portion of the Property under this Agreement, Licensee shall promptly notify Dolphin in writing.

b. Infringement. Licensee shall promptly notify Dolphin, in writing, of any imitations or infringements of the Property or the rights licensed hereunder which may come to Licensee's attention. Dolphin shall have the sole right to determine whether or not any demand, suit or other action shall be taken on account of or with reference to any such infringements or imitations, and Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Dolphin to do so. Dolphin, if it so desires, may commence or prosecute any suits or make any such demands in its own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall cooperate with Dolphin and in any manner that Dolphin may request in connection with any such demands, suits, claims or other actions. If Dolphin elects not to sue, Licensee may request permission to bring suit


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     and, with written permission, may bring suit at its own expense, provided
     Licensee indemnifies Dolphin against any loss or damage, including any loss or damage to reputation or goodwill, and provided that trial counsel is approved by Dolphin, keeps Dolphin fully informed, and further provided that Dolphin shall have the right to assume control of the litigation at any time, but is thereupon responsible for its own further litigation expense. Nothing herein shall be construed as imposing any obligation upon Dolphin to take action against any alleged infringer, nor to relieve Licensee from full compliance with any of the terms of this Agreement in the event that Dolphin does not take such action.

c. Indemnification of Licensee. Dolphin shall defend, indemnify and hold Licensee harmless of, from and against any charges, suits, damages, costs, expenses (including attorneys' fees), judgments, penalties, claims, liabilities or losses of any kind or nature whatsoever, which may be sustained or suffered by or secured against Licensee based upon or arising out of any actual or alleged trademark or copyright infringement arising solely out of the use by Licensee of the Property as authorized in this Agreement, provided that: prompt notice is given to Dolphin of any such claims or suits and provided further that: Dolphin shall have the option to undertake and conduct the defense and/or settlement of any such claims or suits and that Licensee cooperates with Dolphin in the defense of any such claims or suits and Licensee acts to mitigate any damages, and that no settlement of any such claims or suits is made without the prior written consent of Dolphin. Dolphin does not warrant any present or future commercial value of the Property.

d. Indemnification of Dolphin. Licensee shall defend, indemnify and hold Dolphin, its parents, subsidiaries, associated and affiliated companies, harmless of, from and against any charges, suits, damages, costs, expenses (including attorneys' fees), judgments, penalties, claims, liabilities or losses of any kind or nature whatsoever, which may be sustained or suffered by or secured against Dolphin in connection with the DDM Websites and Related Products and Services, or based upon or arising out of any actual or alleged unauthorized use of any patent, trade secret, process, idea, method or device, or any copyright or trademark, other than under this license, or the operation, packaging, distribution, promotion, sale or exploitation of the DDM Websites and Related Products and Services, any actual or alleged defect in the foregoing whether latent or patent, including failure to meet any Federal, State or local laws or standards; or any other actual or alleged unauthorized action of Licensee, including a breach of any term of this Agreement.

e. Insurance. Licensee shall obtain at its own expense and maintain during the Term of this Agreement and for seven (7) years thereafter, general liability insurance including advertising, blanket contractual, product liability and completed operations liability coverages. In the event that Licensee offers and sells books or other published materials or materials of an electronic nature such as software, computer programs, etc., Licensee also shall obtain at its own expense and maintain during the Term of this Agreement and for seven (7) years thereafter multi-media liability insurance which provides coverage for claims arising out of the published material and shall include but not be limited to the allegations of defamation, copyright infringement, invasion of right of privacy, or other personal injury and breach of implied contract. All insurance must be provided by a recognized insurance company having a Best's Rating of no less than "A" providing adequate protection at least in the amount of [three million dollars ($3,000,000)] per occurrence for personal bodily


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     injury and property damage for Dolphin and also for Licensee. Said insurance shall be primary and non-contributory with respect to any insurance carried by Dolphin. As proof of such insurance, a fully paid certificate of insurance naming Dolphin as an insured party shall be submitted to Dolphin by Licensee before any of the DDM Websites are launched and before any related products or services are offered or distributed or sold, and at the latest within thirty (30) days after execution of this Agreement. Said insurance coverage shall be effective as of the date first written above. Any proposed change in the insurance policy(ies) affecting Dolphin's coverage shall be submitted for review as to the policy compliance with the terms and conditions of this Agreement, to Dolphin. Dolphin shall be entitled, throughout the Term of this Agreement, to a copy of the prevailing policy(ies) of insurance, which shall be furnished to Dolphin by Licensee. The policy(ies) of insurance must be non-cancelable except after thirty (30) days prior written notice to Dolphin. As used in this Section, "Dolphin" shall also include the agents, employees, assignees and any sponsor of Dolphin. This provision shall survive the termination or expiration of this Agreement.

8.   ARTWORK

         Dolphin shall supply Licensee subject to availability, with reasonable amounts of artwork depicting the Property for use in the DDM Websites and Related Products and Services upon reasonable request by Licensee. The cost of producing and/or providing copies of such artwork, which is specifically requested by and specifically prepared for Licensee, or the reproduction thereof shall be paid by Licensee upon invoicing therefor. Licensee understands that in the event any fees or royalties are due creators or artists as a result of certain artwork or storylines, Licensee shall be responsible for the payment of such fees and/or royalties upon invoicing therefor. Payment of artwork and any fees associated therewith shall not be credited against any guarantee or other amount due Dolphin. In addition, Licensee may produce directly or through other persons approved by Dolphin, any artwork Licensee needs in connection with this license and, subject to obtaining Dolphin's approval hereunder, may reproduce and use such artwork for the purposes set forth in, and subject to the limitations imposed by, this Agreement. No such artwork may be reproduced or used unless the copyright and trademark notices required herein are included thereon. All artwork involving the Property, or any reproduction thereof, and all copyrights therein shall, notwithstanding its creation or use by Licensee or other persons for Licensee, be and remain solely the property of Dolphin and Dolphin shall be entitled to use the same and to license the use of the same by others. Any reproduction or use of such artwork shall be on a non-exclusive basis. Licensee shall obtain and promptly furnish to Dolphin an agreement substantially in the form attached hereto as Schedule D signed by each person who creates, prepares or produces for or on behalf of Licensee (whether as an employee, an independent contractor or otherwise) any artwork involving the Property or any reproduction thereof, stating that such artwork is a work made for hire for Licensee under the U.S. Copyright Laws and acknowledging that such person has no copyright or other rights of any kind in or to such artwork. Licensee shall be deemed to have automatically assigned to Dolphin all copyrights in such artwork created by or for Licensee. Further, Licensee shall execute any instruments requested by Dolphin to accomplish or confirm the foregoing assignment, and hereby irrevocably appoints Dolphin as its attorney-in-fact to execute such instruments if Licensee does not do so.

9.   PROMOTION

         Dolphin shall have the right, but shall not be under any obligation, to use the Property and/or the name of Licensee so as to give the Property, Licensee, Dolphin and/or programs connected with the Property full and favorable


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prominence and publicity. If the DDM Websites and Related Products or Services
appear in any film, television series or other item produced by or under authority of Dolphin, there shall be no obligation by Dolphin to discontinue use of such film or any part thereof at the expiration or termination of this license and such continued use shall in no way be construed as an extension of the Term hereof or of this license.

10.  DISTRIBUTION AND ADVERTISING

         Licensee shall diligently and continuously use its best efforts during the entire Term of this license to take all commercially reasonably steps to adequately promote the DDM Websites and Related Products and Services with the objective of expanding its sales hereunder to achieve the highest gross revenues practicably obtainable and to compete with any similar businesses, products or services. Licensee shall offer the DDM Websites and Related Products and Services at a competitive price and not on an approval, tie-in, consignment or `sale or return' basis. Licensee acknowledges that it has no right to and shall not, without prior written consent of Dolphin, sell or distribute any products or services to anyone whose sales or distribution are or will be made for publicity, promotional or tie-in purposes, combination sales, premiums, giveaways, vending machines, or similar methods of merchandising, or whose business methods are or are reported to be questionable.

11.  TERMINATION

a. In the event of failure by Licensee to furnish the royalty payments and/or Royalty Reports required hereunder, Dolphin shall have the right to terminate this license upon thirty (30) days' notice in writing, which such notice states with specificity the event of failure, and such notice of termination shall become effective unless, within such thirty (30) day period, Licensee shall completely remedy the breach and furnish the required payments and/or Royalty Reports. In the event Licensee fails to submit samples prior to production or sale of the Licensed Articles in accordance herewith, or failure by Licensee to obtain Dolphin's written approval of the samples submitted by Licensee in accordance herewith, this Agreement will automatically terminate with no prior notice to Licensee being required.

b. Change in Character of Licensee. It is understood that the grant of the license herein by Dolphin is premised upon the present character and composition of Licensee's management and Licensee's general good standing and reputation in the business community, and is therefore personal to Licensee. In the event of the sale or transfer of a substantial portion of the assets of Licensee's business or of a change in the controlling interest in Licensee's business or of a merger or consolidation of Licensee's business with any other entity, or in the event of substantial change in the management of Licensee or of Licensee's property being expropriated, confiscated or nationalized by the government, or in the event of the de facto control of Licensee or of any its subdivisions or agencies being assumed by a government, or government agency or representative, Dolphin may, at its option, terminate this license on thirty (30) days' written notice to Licensee. Notwithstanding the generality of the foregoing, Dolphin agrees that this section shall not apply to any sale of all of the capital stock of Licensee to Logica Holdings, Inc. made within one hundred and twenty (120) days from the date hereof.

c. Trade Introduction. In the event of failure by Licensee to launch a DDM Website within one hundred and twenty (120) days from the date hereof, without cause reasonably acceptable to Dolphin, Dolphin shall have the right to terminate this license upon thirty (30) days notice in writing, and such notice of termination shall become effective unless, within said thirty (30) day period, Licensee shall remedy the violation and comply with all conditions, and reasonably satisfy Dolphin that it has done so.

d. Other Breach. Except as otherwise specifically set forth in this Agreement, if Licensee shall violate, breach or be in default of any of its covenants or obligations under this Agreement or shall use bad faith in carrying out the provisions of this Agreement, Dolphin, in addition to all other rights, also shall have the right to terminate this license upon thirty (30) days written notice, and such notice of termination shall become effective within said thirty (30) day period, unless Licensee shall completely remedy the violation and satisfy Dolphin that all reasonable steps have been taken to prevent reoccurrence.

12.  OBLIGATIONS ON EXPIRATION OR TERMINATION

a. Reversion of Right. Immediately upon the expiration or termination of this license for any cause whatsoever, all the rights granted to Licensee hereunder shall cease and revert to Dolphin, who shall be free to license others to use any or all of the rights granted herein effective on and after such date of expiration or termination. To this end, Licensee will be deemed to have automatically assigned to Dolphin upon such expiration or termination, all copyrights, trademark and service mark rights, equities, good will, titles and other rights in or to the Property and all websites, adaptations, compilations, modifications, translations and versions thereof, and (except for Licensee's house mark) all other trademarks and service marks used in connection therewith which have been or may be obtained by Licensee or which may vest in Licensee and which have not already been assigned to Dolphin. Licensee shall upon the expiration or termination of this license execute any instruments requested by Dolphin to accomplish or confirm the foregoing, and hereby irrevocably appoints Dolphin as its attorney-in-fact to execute such instruments if Licensee does not do so. Any such assignment shall be without other consideration than the mutual covenants and considerations of this Agreement. In addition, upon and after such expiration or termination of this license for whatever reasons, Licensee will, except as specifically provided in this Section, forthwith refrain from further use of the Property or Dolphin's name, or any further reference to any of them, direct or indirect, or of anything deemed by Dolphin to be similar to the Property.

b. Return of Artwork. Upon termination or expiration of this Agreement for any reason whatsoever, Licensee shall return to Dolphin all artwork, including but not limited to all reproductions and all artwork specially produced for Licensee by Dolphin or others, whether or not paid for by Licensee.

c. No Release. The termination or expiration of this license shall not release any party of any obligation to pay any monies that became due or owing or arose out of any transaction prior to the date of termination or expiration, and all royalties on sales or shipments theretofore made shall become immediately due and payable.

d. Inventory. Fifteen (15) days before the expiration of this license and, in the event of its termination, fifteen (15) days after receipt of notice of termination or the happening of the event which terminates this license where no notice is required, a statement executed by an officer of Licensee certifying the number and description of any Related Products in inventory or in process shall be furnished by Licensee to Dolphin. Dolphin shall have the right to take a physical inventory to ascertain or verify such inventory and statement, and Licensee's failure to furnish such statement or the refusal by Licensee to submit to such physical inventory shall forfeit Licensee's right to dispose of such Licensed Articles as provided in this Section.

e. Disposal. After expiration of this license, for a period of four (4) months thereafter (the "Disposal Period"), Licensee may, except as otherwise provided in this Agreement, dispose of, on a nonexclusive basis, and in compliance with all of the terms and condition hereof, those products which are on hand or in process at expiration or termination, provided royalties with respect to such calendar quarter are paid and Royalty Reports are furnished for such calendar quarter in accordance with Section 5 hereof. Notwithstanding anything to the contrary herein, Licensee shall not sell or dispose of any Licensed Articles after termination of this Agreement pursuant to Section 11.

f. Undisposed Products. Upon expiration or termination of this license, or upon the expiration of Disposal Period, title to all remaining Related Products, if any, and all tags, labels, packaging, advertising, promotional and display materials therefor, and all molds, plates, engravings and/or mechanicals used to make any such merchandise or products or any of the aforesaid materials, shall be deemed to have automatically vested in Dolphin. Licensee shall immediately deliver such remaining products, materials, and items to Dolphin at no expense to Dolphin and Dolphin shall have the right to enter the business premises of Licensee and take possession of them or Licensee shall destroy such products, materials and items if so requested by Dolphin, and shall furnish Dolphin with a certificate of destruction executed by an officer of Licensee.

13.  REMEDIES

a. General. In addition to the right to terminate, Dolphin may, upon any default by Licensee, take whatever action it deems reasonably necessary to protect its rights and interests hereunder, and termination of this license shall be without prejudice to any rights or remedies that Dolphin may otherwise have against Licensee.

b. Use after Termination, etc. Licensee acknowledges that its failure to cease the use of the Property or to cease the operation of any DDM Website and sale and/or distribution of Related Products and Services at the termination or expiration of this license, except as expressly provided herein, will result in immediate and irreparable damage to Dolphin and to the rights of any subsequent licensee. Licensee acknowledges and admits that there is no adequate remedy at law for such failure, and Licensee agrees that in the event of such failure, Dolphin shall be entitled to injunctive relief and such other and further relief as any court with jurisdiction may deem just and proper.

c. Interest, Damages and Cost. In the event Licensee shall default in the payment of monies required to be paid to Dolphin hereunder, in addition to any remedies which Dolphin may have at law or in equity to recover any such monies as may be due and owing, Dolphin shall be entitled to receive from Licensee interest on such monies as may be owing from the date of default at a rate equal to [one percent (1%) above the prime lending rate charged by Dolphin's bank on the date of default]. In the event that Licensee is in breach or default hereof, then Licensee shall be responsible for the damages and expenses caused Dolphin thereby, including attorneys' fees, incurred by Dolphin to enforce any of its rights hereunder, such as, for example, the seeking of a temporary restraining order or an injunction, or the obtaining of damages.

14.  GENERAL

a. Integrity of Agreement. This Agreement contains and embodies the entire agreement and understanding of the parties concerning the subject matter hereof. No warranties, representations, understandings, inducements promises, guarantees, agreements or conditions, express or implied, not expressly contained herein, have been made or shall be enforceable by either party concerning the subject matter hereof or any relationship between the parties. Nothing contained herein shall be deemed an express or implied warranty on the part of Dolphin that efforts to gain copyright, trademark or service mark registration will be successful, or that the Property has or will in the future have any commercial value, and it is understood that no liability shall attach to Dolphin for any failure to secure such registration, nor shall there be any modification hereof for such reason.

b. Relationship Between the Parties. The relationship between the parties hereto is that of licensor and licensee, and this Agreement is not to be construed as creating a partnership, joint venture, master-servant, principal-agent, or other relationship for any purpose whatsoever. Except as may be expressly provided herein, neither party may be held liable for the acts either of omission or commission of the other party, and neither party is authorized to or has the power to obligate or bind the other party by contract, agreement, warranty, representation or otherwise in any manner whatsoever.

c. Force Majeure. Licensee and Dolphin shall be released from their obligations hereunder and this license shall terminate with respect to such territory, field or part thereof as to which governmental regulations or other causes arising out of a state of national emergency renders performance impossible and one party so informs the other in writing of such causes and its desire to be released. In such event, all royalties on sales theretofore made with respect to such territory, field or part and all guarantees, prorated until the time of termination, shall, become immediately due and.

d. Mailing Addresses. All notices, reports and statements to be given and all payments to be made hereunder, shall be given or made by first class, Registered or Certified mail at the respective addresses of the parties as set forth above, unless notification of a change of address is given in writing, and the date of mailing, as post-marked, shall be deemed the date the notice, report or statement is given. The mailing of a notice by Registered or Certified mail shall constitute notice hereunder even in the event of non-receipt or refusal to accept by addressee.

e. Survival and Separability. Notwithstanding anything to the contrary herein, all provisions hereof are hereby limited to the extent mandated by any applicable law or decisions. If any one or more paragraphs, clauses or other portions hereof should ever be determined to be illegal invalid or otherwise unenforceable by a court of competent jurisdiction or be illegal, invalid or invalidated or unenforceable within any jurisdiction by reason of any existing law or statute, then to that extent and within the jurisdiction in which it is illegal, invalid or unenforceable it shall be limited, construed or severed and deleted herefrom, and the remaining extent and/or remaining portions hereof shall survive, remain in full force and effect and continue to be binding and shall not be affected except insofar as may be necessary to make sense hereof, and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

f. Assignment or Sublicense. This Agreement and the license rights granted hereunder are personal to Licensee and shall not in any manner whatsoever be assigned, sublicensed, hypothecated, mortgaged, divided or otherwise encumbered by Licensee to or with any other person or entity without Dolphin's prior written consent which it may withhold in its sole discretion but no such assignment by Licensee shall release Licensee from any of its obligations or liabilities hereunder. This Agreement and the provisions hereof shall be binding at all times upon and inure to the benefit of the parties hereto, their successors and permitted assigns. Any attempted assignment in violation of the provisions hereof shall be void ab initio and the assignee shall obtain no rights by reason thereof.

g. Construction and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida applying to contracts fully executed and performed in Florida. Licensee agrees to submit to jurisdiction in the courts (both Federal and State) of the State of Florida for any action brought by Dolphin or Licensee hereunder, to bring no action in any other Court, and Licensee further agrees to accept service of process by mail at its above written address, and Licensee also designates the Secretary of State of Florida and the state of Licensee's incorporation (if different) to accept service of process by mail on behalf of Licensee. The titles and headings of the sections, subsections and other divisions of this Agreement are inserted merely for convenience and identification and shall not be used or relied upon in connection with the construction or interpretation of this Agreement.

h. No Waiver. None of the provisions hereof shall be deemed to be waived or modified, nor shall they be renewed, extended, altered, changed or modified in any respect except by an express agreement in writing duly executed by the party against whom enforcement of such waiver, modification, etc. is sought. The failure of either party hereto to object to the failure on the part of the other party to perform any of the terms, provisions or conditions hereof or to exercise any option herein given or to require performance on the part of the other party of any term, provision or condition hereof, or any delay in doing so, or any custom or practice of the parties at variance therewith, shall not constitute a waiver or modification hereof or of any subsequent breach or default of the same or a different nature, nor affect the validity of any part hereof, nor the right of either party thereafter to enforce the same, nor constitute a novation or laches.

                            [Signatures on Next Page]

         IN WITNESS WHEREOF, and intending to be legally bound thereby the parties hereto have caused this instrument to be duly executed as of the day and year first above written.



LICENSOR:
DOLPHIN ENTERTAINMENT, INC.


By:      ___________________________
         Name:    Bill O'Dowd
         Title:   President and CEO
         Date:


LICENSEE:
DOLPHIN DIGITAL MEDIA, INC.


By:      ______________________________
         Name:    Bill O'Dowd
         Title:   President and CEO
         Date:


Schedules:

Description of Licensed Property (Schedule A)
List of DDM Websites (Schedule B)
Royalty Report Form (Schedule C)
Work Made For Hire Agreement Form (Schedule D)

                                   SCHEDULE A
                                   ----------

                        DESCRIPTION OF LICENSED PROPERTY



"Zoey 101" (65 episodes)

"Ned's De-Classified School Survival Guide" (55 episodes)

"Roxy Hunter" TV movie franchise (4 tv movies)

"Shredderman Rules" (1 tv movie)

"Last Day of Summer" (1 tv movie)

"Gym Teacher" (1 upcoming tv movie)

"Spectacular" (1 upcoming tv movie musical)

"Soul Surfer:  The Bethany Hamilton Story" (1 upcoming feature film)

"Millennium Kiss" (1 upcoming feature film)

                                   SCHEDULE B
                                   ----------

                              LIST OF DDM WEBSITES

                                   SCHEDULE C
                                   ----------

                           DOLPHIN ENTERTAINMENT, INC.

                                 ROYALTY REPORT



Contract #

Licensee Name:    _______________________      All Product Codes:

Contact Person:   _______________________

Phone Number:     _______________________      All Character Codes:

Fax Number:       _______________________      Period Covered: From:____ To: ___



                               ROYALTY INFORMATION

      ====================================================================

      ====================================================================
        Units Sold         Description      Unit Price By    Gross Sales
                                            Item Dollars




      ====================================================================

      ====================================================================


Total Royalties Earned     __________________________

Balance Due Dolphin        __________________________

Prepared By:               __________________________
                                 (please print)

Check Enclosed For:        $_________________________

PLEASE REMIT TO:           [INSERT PAYMENT REMITTANCE INFORMATION]

                                   SCHEDULE D
                                   ----------

                        FORM OF WORK MADE FOR HIRE LETTER

AGREEMENT made this ___ day of ______, 200[8], between [ENTER INFORMATION] residing at (herein "Supplier") and Dolphin Digital Media, Inc., a Florida corporation (herein "DDM").

Reference is hereby made to that certain Intellectual Property License Agreement (the "Master License Agreement") by and between DDM, as licensee, and Dolphin Entertainment, Inc. ("Dolphin"), as licensor of certain intellectual property rights relating in Dolphin's [NAME OF PRODUCTION OR PRODUCTIONS], including names, characters, stories, storylines, plots, dialogue, incidents, episodes, language, artwork, symbols, logos, designs, depictions, likenesses, formats, poses, concepts, themes, and graphic photographic, video, and other visual and audio representations (collectively, the "Property"). The use of any capitalized terms in this Agreement which are not specifically defined herein shall have the meaning ascribed to them in the Master License Agreement. Under the Master License Agreement, DDM has certain rights to produce and/or market certain merchandise based upon and utilizing the Property owned by Dolphin. Supplier wishes to have DDM order or commission either written material or art work as a contribution to a collective Work to be used by DDM pursuant to the license from Dolphin. Dolphin has informed DDM that Dolphin will permit the preparation of such written material or art work only if it is commissioned on a work made-for-hire basis and ultimately owned by Dolphin as part of the Property.

THEREFORE, the parties agree as follows:

In consideration of DDM's commissioning and ordering from Supplier written material or art work and paying therefor, Supplier acknowledges, agrees and confirms that any and all work, writing, art work material or services, including all notes, sketches, drafts, etc. therefor (the "Work") which have been or are in the future created, prepared or performed by or on behalf of Supplier for DDM involving, based upon, utilizing, derived from, incorporating or referring to the Property have been and will be specially ordered or commissioned for use as a contribution to a collective work; that the Work was produced under the supervision and control and pursuant to the direction of DDM pursuant to the Master License Agreement; and that as such, the Work was and is expressly agreed to be considered a work made for hire pursuant to all copyright laws applicable to the Work.

Supplier expressly grants to Licensee, as agent for and on behalf of Dolphin, forever all worldwide rights of any kind and nature in and to the Work and agrees that as between Supplier and DDM, DDM is the sole and exclusive copyright proprietor thereof throughout the world, subject to the Master License Agreement. Supplier perpetually agrees (i) not to contest DDM's or Dolphin's exclusive, complete and unrestricted ownership in and to the Work, (ii) not to claim any ownership in the Work; (iii) not to use or exploit or claim the right to use or exploit the Work in any manner; and (iv) not to object to any exploitation or use of the Work or to any changes, modifications, or revisions to the Work made by or on behalf of DDM or Dolphin, and Supplier hereby waives any moral rights of any kind or nature in the Work.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and to the benefit of Dolphin, and their respective heirs, successors, administrators and assigns.

In WITNESS WHEREOF, the parties hereto have executed this Agreement as the date first above written.

Supplier:                                      DOLPHIN DIGITAL MEDIA, INC.:

By:  __________________________                By:  __________________________

     Name:                                          Name:
     Title:                                         Title:
     Date:                                          Date: